Exhibit 99

Heritage Financial Group Agrees to Purchase Five Park Avenue Bank Branches from PAB Bankshares

New Locations Expected to Complement Company's Existing Footprint in Southeast Georgia and Help Fill in the Corridor between Albany and Ocala

ALBANY, Ga.--(BUSINESS WIRE)--February 25, 2010--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that it has signed a definitive agreement to purchase five bank branches – all in Georgia – from PAB Bankshares, Inc. (NASDAQ: PABK), the Valdosta, Georgia-based holding company for The Park Avenue Bank. These branches are located in Statesboro (2), Baxley, Hazlehurst, and Adel.

The transaction, which is expected to close in the second quarter of 2010, subject to regulatory approval and other customary conditions, is expected to result in the transfer of approximately $52 million in loans and approximately $72 million in deposits, including all demand deposits, savings accounts, and money market accounts. HeritageBank of the South also is expected to assume approximately $26 million in certificates of deposit maturing within 45 days of date of closing. In addition to purchasing the five branch offices, HeritageBank of the South also expects to retain the employees currently working in those branches.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to announce the proposed purchase of these five branches, a transaction that is attractive to us for a number of reasons. First, it continues our process of deploying our strong capital base to expand prudently to new markets and enhancing our prospects for future growth. Second, four of these new locations are in Southeast Georgia, which complements our footprint in the area created by our December 2009 acquisition of the Tattnall Bank in an FDIC-assisted transaction. The Adel location, while also adding to our Southwest Georgia presence, serves a dual purpose in helping to fill in our footprint between Albany and Ocala, Florida, an effort that commenced last year with our purchase of a branch in Lake City, Florida. Lastly, this transaction provides us with a significant source of low cost core deposits.

"We are excited to have this opportunity to serve these four new communities," Dorminey continued. "HeritageBank of the South has built its reputation on strength, service and the ability to meet the needs of the consumer and small business owner. We look forward to putting those values to work for our new customers in Statesboro, Baxley, Hazlehurst, and Adel."

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 10 full-service banking offices. As of December 31, 2009, the Company reported total assets of approximately $573.2 million, total stockholders' equity of approximately $62.1 million and a Total Risk-Based capital ratio of 17.0%.

For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer